Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
CERAMIC PROTECTION CORPORATION
and
CPC HOLDING CORPORATION OF AMERICA
and
PP ACQUISITION CORP.
and
PROTECTIVE PRODUCTS INTERNATIONAL CORP.
and
STEPHEN GIORDANELLA,
THE SOLE STOCKHOLDER OF
PROTECTIVE PRODUCTS INTERNATIONAL CORP.

Dated as of May 25, 2006

ARTICLE 1	INTERPRETATION	2
1.1	Definitions	2
1.2	Singular, Plural, etc	6
1.3	Deemed Currency	6
1.4	Headings, etc	6
1.5	Date for any Action	7
1.6	Governing Law	7
1.7	Attornment	7
1.8	Accounting Matters	7
1.9	Knowledge	7
1.10	Interpretation Not Affected by Party Drafting	8
1.11	Independence of Representations and Warranties	8
1.12	Incorporation of Schedules	8

ARTICLE 2	THE MERGER	8
2.1	The Merger	8
2.2	Consideration	9
2.3	Net Working Capital	9
2.4	Working Capital Adjustment	9
2.5	The Closing	10
2.6	Effective Time	10
2.7	Securities Act Legend	11
2.8	Further Assurances	11

ARTICLE 3	CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION	11
3.1	Articles of Incorporation of the Surviving Corporation	11
3.2	Bylaws of the Surviving Corporation	11

ARTICLE 4	DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION	12
4.1	Directors and Officers of Surviving Corporation	12

ARTICLE 5	TREATMENT OF PPI SHARES	12
5.1	Effect of the Merger on Capital Stock	12
5.2	Exchange of Certificates	12

ARTICLE 6	PUBLICITY	13
6.1	Publicity	13

ARTICLE 7	REPRESENTATIONS AND WARRANTIES OF CPC, CPC HOLDINGS AND ACQUISITION CORP.	13
7.1	Organization and Qualification	13
7.2	Authority Relative to this Agreement	14
7.3	No Violations	15
7.4	Capitalization	15
7.5	Reporting Issuer Status	16
7.6	Securities Filings	16
7.7	Securities Orders	16
7.8	Allotment of Securities	16
7.9	Financial Statements	16
7.10	No Material Adverse Change	16

ARTICLE 8	REPRESENTATIONS AND WARRANTIES OF PPI AND GIORDANELLA	17
8.1	Organization and Qualification	17
8.2	Authority Relative to this Agreement	17
8.3	No Violations	18
8.4	Capitalization	18
8.5	No Material Adverse Change	20
8.6	No Undisclosed Liabilities	20
8.7	Impairment	20
8.8	Officer Obligations	20
8.9	Financial Advisors	20
8.10	Reports	20
8.11	Subsidiaries	20
8.12	Material Agreements	21
8.13	Employment Agreements	21
8.14	Employee Benefit Plans	21
8.15	Corporate Records and Minute Books	23
8.16	Title to Assets	23
8.17	Absence of Unusual Transaction	24

 -ii-

8.18	Non-Arm’s Length Transaction	25
8.19	Absence of Guarantees	25
8.20	Business in Compliance with Law	25
8.21	Restrictive Covenants	25
8.22	Equipment Leases	26
8.23	Litigation, etc	26
8.24	Real Property	26
8.25	Equipment	27
8.26	Intellectual Property Rights	27
8.27	Environmental Matters	28
8.28	Trade Receivables	29
8.29	Inventory	29
8.30	Intercompany Transactions	29
8.31	Tax Matters	30
8.32	Indebtedness to Officers, Directors and Others	32
8.33	Insurance	32
8.34	Government Contracts	32
8.35	Information Respecting PPI	32

ARTICLE 9	NON-WAIVER; SURVIVAL	33
9.1	Non-Waiver	33
9.2	Nature and Survival	33

ARTICLE 10	CONDUCT OF BUSINESS	33
10.1	Conduct of Business by PPI	33
10.2	Provision of Information by PPI; Access	35
10.3	Confidentiality	36
10.4	Non—Solicitation of PPI Employees	36

ARTICLE 11	COVENANTS OF GIORDANELLA AND PPI	36
11.1	Notice of Material Change in PPI	36
11.2	No Solicitation	37
11.3	Financial and Other Information	38
11.4	Tax Matters	39
11.5	Non-Competition; Non-Solicitation of Employees; Confidentiality	42

 -iii-

ARTICLE 12	COVENANTS OF CPC, CPC HOLDINGS AND ACQUISITION CORP.	43
12.1	Notice of Material Change in CPC	43
12.2	Accounts Receivable	44

ARTICLE 13	MUTUAL COVENANTS	44
13.1	Other Filings	44
13.2	Additional Agreements	44

ARTICLE 14	CLOSING CONDITIONS	45
14.1	Conditions to Each Party’s Obligation to Effect the Merger	45
14.2	Conditions to Obligation of Giordanella to Effect the Merger	45
14.3	Waiver of Conditions by PPI	46
14.4	Conditions to Obligation of CPC, CPC Holdings and Acquisition Corp. to Effect the Merger	46
14.5	Waiver of Conditions	47

ARTICLE 15	TERMINATION, AMENDMENT AND WAIVER	48
15.1	Termination	48
15.2	Effect of Termination	48
15.3	Amendment	48
15.4	Waiver	49

ARTICLE 16	INDEMNIFICATION	49
16.1	Indemnification by Giordanella	49
16.2	Indemnification by CPC	50
16.3	Inter-Party Claims	50
16.4	Third Party Claims	50
16.5	Delivery After Closing	51
16.6	Limitations and Requirements	52
16.7	Treatment of Indemnification Payments	52
16.8	CPC Indemnitees’ Right of Offset	52
16.9	CPC Indemnification Holdback Consideration	52

ARTICLE 17	GENERAL PROVISIONS	53
17.1	Notices	53
17.2	Miscellaneous	54
17.3	Assignment	54
17.4	Expenses	54

 -iv-

17.5	Severability	54
17.6	Counterpart Execution	54
17.7	Disclosure	55

 -v-

Exhibits

Exhibit 2.3	Net Working Capital
Exhibit 5.2	Form of Escrow Agreement
Exhibit 7.3	Applicable Securities Law Disclosure Requirements
Exhibit 14.2(f)	Form of Employment Agreement

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT made as of the 25th day of May, 2006,
BY AND AMONG:
CERAMIC PROTECTION CORPORATION, a corporation duly incorporated under and governed by the laws of Alberta and having its head and principal office in the City of Calgary, in the Province of Alberta (hereafter referred to as “CPC”);
- and -
CPC HOLDING CORPORATION OF AMERICA, a corporation duly incorporated under the laws of Delaware and having its head and principal office in the City of Newark, in the State of Delaware (hereafter referred to as “CPC Holdings”);
- and -
PP ACQUISITION CORP., a corporation duly incorporated under the laws of Florida and having its head and principal office in the City of Newark, in the State of Delaware (hereinafter referred to as “Acquisition Corp.”);
- and -
PROTECTIVE PRODUCTS INTERNATIONAL CORP., a corporation duly incorporated under the laws of Florida and having its head and principal office in the City of Sunrise, in the State of Florida (hereafter referred to as “PPI”);
- and -
STEPHEN G. GIORDANELLA, an individual residing in the State of Florida (hereinafter referred to as “Giordanella”).
          WHEREAS CPC Holdings is a Subsidiary of CPC;
          WHEREAS Acquisition Corp. is a wholly-owned subsidiary of CPC Holdings;
          WHEREAS Giordanella owns all issued and outstanding shares of capital stock of PPI (the “Shares”);
          WHEREAS PPI is the record and beneficial owner of (i) 100% of the outstanding and issued capital stock of Protection Safety, Inc. (“POS”) and (ii) 100% of the outstanding and issued limited liability company interests of Protective Armored Vehicles, LLC (“PAV” and together with POS, the “PPI Subsidiaries”);

          WHEREAS the Boards of Directors of Acquisition Corp. and PPI each have determined that a business combination between Acquisition Corp. and PPI is advisable and in the best interests of their respective companies and shareholders, and have accordingly agreed to effect the Merger provided for herein in accordance with the applicable provisions of the FBCA, and upon the terms and conditions set forth herein;
          WHEREAS by the execution of this Agreement, the sole shareholder of PPI and the sole shareholder of Acquisition Corp. hereby consent to the Merger provided for herein in accordance with the applicable provisions of the FBCA, and upon the terms and conditions set forth herein;
          WHEREAS the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
          NOW THEREFORE IN CONSIDERATION OF the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1
INTERPRETATION
     1.1 Definitions
          In this Agreement, including in the recitals, unless there is something in the subject matter or context inconsistent therewith:
“Act” means the Business Corporations Act (Alberta) as the same has been and may hereafter from time to time be amended;
“Affiliates” shall mean, with respect to any person, (i) each person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary of such person, such person, (ii) each person that controls, is controlled by or is under common control with such person or any Affiliate of such person, (iii) each of such person’s officers, directors, joint venturers and partners and (iv) each member of the immediate or extended family of any person that is a natural person. For the purpose of this definition, “control” of a person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting shares, by contract or otherwise;
“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules hereto;

“Applicable Securities Laws” means the Act, applicable Canadian provincial securities laws, U.S. Securities Laws and any other laws applicable to the transactions contemplated by this Agreement;
“Average Market Price” means the average of the closing trading price of one CPC share as reported on the Exchange for each of the 20 consecutive trading days ending on the third trading day prior to the Closing Date;
“Business Day” means any day excepting a Saturday, Sunday or statutory holiday in Wilmington, Delaware or Miami, Florida;
“Canadian GAAP” means Canadian generally accepted accounting principles applied on a consistent basis;
“Cash Consideration” means $25,000,000, less the aggregate of the following amounts:
(a) amounts required to satisfy all indebtedness of PPI as of the Closing Date, other than current liabilities reflected in the Net Working Capital Adjustment to the Purchase Price pursuant to Section 2.4 (Working Capital Adjustments); and
(b) Professional Services Fees,
items (a) and (b) being referred to collectively as the “Indebtedness Items”;
“Claims” means, in respect of any matter, all claims, liabilities, demands, costs, damages, assessments, expenses, losses, suits, orders, actions, proceedings (governmental, administrative or otherwise), judgments, reviews, inquiries, investigations, audits, obligations and debts, including interest, penalties, fines, court costs and legal and other professional fees and disbursements, arising as a consequence of such matter;
“Closing” means the closing of the transactions contemplated herein;
“Closing Date” means May 25, 2006 or such other date as may be reasonably agreed upon by the Parties;
“Closing Time” means 9:30 a.m. (United States eastern time), or such other time as may be agreed upon by the Parties, on the Closing Date;
“Code” means the Internal Revenue Code of 1986, as the same has been and may hereafter from time to time be amended;
“CPC Share Consideration” means the number of CPC Shares equal to the quotient resulting from the division of $10,000,000, converted to Canadian currency at the Exchange Rate on the third trading day prior to the Closing Date, divided by the Average Market Price; provided, however, that the CPC Share Consideration shall not be more than 597,387 CPC Shares nor less than 464,635 CPC Shares, provided further that no fractional shares shall be issued and the value attributable to fractional shares shall be paid in cash;

“CPC Shares” means the common shares of CPC, as a class, as constituted on the date hereof;
“Effective Time” means the time of filing Articles of Merger with the Secretary of State of Florida in accordance with the FBCA or such later time the Parties shall have agreed upon and designated in such filing as the effective time of the Merger;
“Employee Benefit Plans” means all bonus, pension, stock option, stock purchase, stock compensation, benefit, health, welfare, profit-sharing, supplemental unemployment, retirement, disability, hospitalization, medical, legal, dental, insurance, eye care, weekly indemnity, incentive, deferred compensation and other similar plan or practice, and any employment contract or compensation agreements for the benefit of, or relating to, all or any of the employees of PPI or the PPI Subsidiaries;
“Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;
“Equipment” means all equipment, spare and repair parts for such equipment, tools and other tangible personal property (including all tooling and fixtures) held for use or used in the operation of the business of PPI and the PPI Subsidiaries;
“Equipment Lease” means all motor vehicle leases, equipment leases, title retention agreements and other similar agreements relating to equipment used by, or in connection with the business of PPI;
“Exchange” means the Toronto Stock Exchange;
“Exchange Rate” means the rate of exchange between the U.S. Dollar and the Canadian Dollar as disclosed by Bloomberg on and as of 9:30 a.m. on the third trading day prior to the Closing Date;
“FBCA” means the Florida Business Corporation Act, as the same has been and may hereafter, from time to time, be amended;
“Governmental Authority” includes any federal, provincial, state, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign;
“Indemnification Holdback Consideration” means 12.5% of the CPC Share Consideration (subject to minor adjustments for rounding to designate whole numbers of CPC Shares);
“Inventory” means the inventory of the business of PPI and the PPI Subsidiaries, including all raw materials, work in progress and finished goods, customer inventories, operating supplies, shipping supplies, maintenance items and advertising and packaging materials held for use or used by the business;

“Laws” means, with respect to any Person, any federal, state, provincial, local or other law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, that is applicable to that Person;
“Material Adverse Change” means, when used in connection with CPC or PPI, any change or effect (or any condition, event or development involving a prospective change or effect) in or on the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights or liabilities, whether contractual or otherwise, of CPC or PPI, as the case may be, which is materially adverse to the business, operations or financial condition of CPC and its Subsidiaries or PPI and its Subsidiaries, as the case may be, taken as a whole, other than a change or effect (i) which arises out of a matter that has been publicly disclosed by CPC in accordance with Applicable Securities Laws or otherwise disclosed in writing to CPC or PPI, as the case may be, prior to the date hereof; (ii) resulting from conditions affecting the military supply industry as a whole; (iii) resulting from general economic, financial, currency exchange, securities or market conditions in Canada, the United States or elsewhere;
“Net Working Capital” means, as of any date, PPI’s current assets (excluding deferred tax assets and the cash surrender value of life insurance), less current liabilities (excluding deferred tax liabilities and the current portion of long-term debt), calculated in accordance with U.S. GAAP;
“Officer Obligations” means in connection with a Party, the obligations of such Party to its officers, employees and consultants for severance, retention or termination payments in connection with a termination of employment or change of control of such company pursuant to any written agreements;
“Parties” means, collectively, CPC, CPC Holdings, Acquisition Corp., PPI and Giordanella and “Party” means any one of them;
“Person” includes an individual, partnership, firm, trust, body corporate, Governmental Authority, unincorporated body of persons or association, and any other form of entity;
“PPI Common Stock” means all of the issued shares of common stock of PPI;
“PPI Financial Statements” means the audited consolidated financial statements of PPI and the PPI Subsidiaries as at and for the year ended June 30, 2005 together with the notes thereto and the reports of the independent auditors thereon; the audited consolidated financial statements of PPI and the PPI Subsidiaires as at and for the six months ended December 31, 2005 together with the notes thereto and the reports of the independent auditors thereon; the consolidated financial statements of PPI and the PPI Subsidiaires as at and for the years ended June 30, 2004 and 2003, as formally reviewed by Epstein and Shapiro, P.A., together with the notes thereto; and the PPI Interim Financial Statements;
“PPI Interim Financial Statements” means the unaudited consolidated financial statements of PPI and the PPI Subsidiaries as at and for the three-month period ended March 31, 2006;

“PPI Governing Documents” means the Articles of Incorporation and Bylaws of each of PPI and POS and the Articles of Organization and Operating Agreement of PAV, each as amended through the date hereof;
“Professional Service Fees” means the fees or payments payable by PPI for professional services, including legal counsel and tax advisors as specified by PPI in writing prior to the Closing Date, and any other fees and expenses incurred by PPI in connection with the transactions contemplated hereby, including brokers and finders fees and expenses;
“Purchase Price” means the sum of the Cash Consideration plus the CPC Share Consideration;
“Subsidiary” means, with respect to CPC or PPI, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by CPC or PPI (as applicable);
“Surviving Corporation” means PPI, as the surviving corporation after the Merger;
“Target Working Capital” means $600,000;
“Trade Receivables” means (i) all accounts receivable, trade accounts and book debts due or accruing due as at the Closing Date with respect to the business including all customer holdbacks, and (ii) all security of any kind for the aforesaid accounts;
“U.S. GAAP” means United States generally accepted accounting principles applied on a consistent basis; and
“U.S. Securities Laws” means the Securities Act of 1933, as amended, and the securities laws of the several states and territories of the United States.
     1.2 Singular, Plural, etc.
          Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.
     1.3 Deemed Currency
          In the absence of a specific designation of any currency, any undescribed dollar amount herein shall be deemed to refer to U.S. dollars.
     1.4 Headings, etc.
          The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

     1.5 Date for any Action
          In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.
     1.6 Governing Law
          This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.
     1.7 Attornment
          The parties hereby irrevocably and unconditionally consent to and submit to the courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.
     1.8 Accounting Matters
          Unless otherwise stated, all accounting terms used in this Agreement in respect of PPI or CPC shall have the meanings attributable thereto under U.S. GAAP and Canadian GAAP, respectively, and all determinations of an accounting nature in respect of PPI or CPC required to be made shall be made in a manner consistent with U.S. GAAP or Canadian GAAP, respectively, and past practice.
     1.9 Knowledge
          Where in this Agreement a representation or warranty is made on the basis of the knowledge or awareness of CPC, such knowledge or awareness as of the date of this Agreement shall mean to the actual knowledge or awareness of John Walsh or Dana Husnay, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge of John Walsh or Dana Husnay if such individuals have conducted a reasonable inquiry.

          Where in this Agreement a representation or warranty is made on the basis of the knowledge or awareness of PPI, such knowledge or awareness as of the date of this Agreement shall mean to the actual knowledge or awareness of Steven Giordanella, Delia Amador or Alex Cejas, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge of Steven Giordanella, Delia Amador or Alex Cejas if such individuals have conducted a reasonable inquiry.
     1.10 Interpretation Not Affected by Party Drafting
          The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.
     1.11 Independence of Representations and Warranties
          Each representation and warranty made by any Party is to be independently construed and any limitation or restriction on any such representation or warranty shall not operate as limitation or restriction of, or provide a defense to a claim for indemnification in respect of, any other representation or warranty made by such Party.
     1.12 Incorporation of Schedules
          The disclosure schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.
ARTICLE 2
THE MERGER
     2.1 The Merger
          Subject to and upon the terms and conditions of this Agreement and the FBCA, at the Effective Time, Acquisition Corp. shall be merged with and into PPI and the separate corporate existence of Acquisition Corp. shall thereupon cease (the “Merger”). PPI shall continue as the Surviving Corporation of the Merger and shall continue its corporate existence under the laws of the State of Florida as a wholly-owned subsidiary of CPC Holdings. From and after the Effective Time, the Merger shall have the effect set forth in the FBCA. Without limiting the generality of the foregoing and except as otherwise provided in this Agreement, upon the Effective Time of the Merger, (i) PPI shall possess all rights, privileges, immunities, powers and purposes of each of Acquisition Corp. and PPI; (ii) all of the property, real and personal, including causes of action and every other assets of Acquisition Corp. and PPI shall vest in the Surviving Corporation without further act or deed; and (iii) all the debts, liabilities, duties and obligations of Acquisition Corp. and PPI shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     2.2 Consideration
          The aggregate consideration for the Shares shall be the Purchase Price, which shall be subject to adjustment pursuant to Sections 2.3 (Net Working Capital) and 2.4 (Working Capital Adjustments).
     2.3 Net Working Capital
          Not more than five and not less than three Business Days prior to the Closing Date, Giordanella shall prepare and deliver to CPC Holdings an estimate of the Net Working Capital (such estimate, the “Estimated Closing Date Net Working Capital”) as of the close of business on the Closing Date. The Estimated Closing Date Net Working Capital shall be calculated in a manner consistent with the calculation of PPI’s working capital as of December 31, 2005 as set forth on Exhibit 2.3 and, to the extent inconsistent, in accordance with the accounting principles and methodologies described thereon, and shall be subject to CPC Holdings’ reasonable approval. If the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital, then the Cash Consideration shall be reduced by the difference between the Estimated Closing Date Net Working Capital and the Target Net Working Capital. If the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital, then the Cash Consideration shall be increased by the difference between the Estimated Closing Date Net Working Capital and the Target Net Working Capital. On the Closing Date, PPI shall, under the direction of CPC Holdings and its representatives, conduct a physical inventory count and a valuation thereof in accordance with US GAAP. The Company shall permit CPC Holdings to observe such count.
     2.4 Working Capital Adjustment
(a)	Not later than 90 days after the Closing Date, CPC Holdings shall prepare and deliver, or cause to be prepared and delivered, a statement (the “Closing Working Capital Statement”), setting forth the Net Working Capital as of the Closing Date (the “Closing Working Capital”). The Closing Working Capital shall be calculated in a manner consistent with the calculation of the Estimated Closing Date Net Working Capital. The Closing Working Capital Statement shall include a detailed computation of the Closing Working Capital.
(b)	Unless Giordanella, within 30 days after receipt of the Closing Working Capital Statement, delivers to CPC Holdings a written notice objecting thereto and specifying the basis for such objection and the amount in dispute (“Notice of Objection”), such Closing Working Capital Statement shall be considered accepted and binding upon the Parties. If, within 30 days after the receipt of the Closing Working Capital Statement, Giordanella gives a Notice of Objection to CPC Holdings, Giordanella and CPC Holdings shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputed items within 15 days after a Notice of Objection was first given by Giordanella, the remaining disputed items shall be submitted to KPMG, excluding any of its Florida or Delaware offices (the “Nonpartisan Accountants”), for final resolution. After affording CPC Holdings and its representatives and Giordanella and its representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than 30 days), the Nonpartisan Accountants shall resolve all disputed items in writing. The parties shall instruct the Nonpartisan Accountants to limit their review and determination to only those items in dispute and the Nonpartisan Accountants shall be authorized to choose either CPC Holdings’ or Giordanella’s positions based solely on such presentations or determine that the disputed items are between such positions. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Working Capital Statement. The fees, costs, and expenses of the Nonpartisan Accountants in connection with any such determination shall be apportioned between Giordanella and CPC Holdings by the Nonpartisan Accountants based upon the inverse proportion of the disputed amounts resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees, costs, and expenses). Otherwise, Giordanella and CPC Holdings shall each pay their costs in connection with this Section 2.4, including the fees and expenses of their respective attorneys and accountants, if any.

(c)	If the Closing Working Capital as conclusively determined as provided in Section 2.4(b) (the “Certified Working Capital”) is:
(i)	greater than the Estimated Closing Date Working Capital, CPC Holdings shall pay to Giordanella within fifteen days after the determination of Certified Working Capital a dollar amount equal to the full amount of the difference between the Certified Working Capital and the Estimated Closing Date Working Capital; or

(ii)	less than the Estimated Closing Date Working Capital, Giordanella shall pay to CPC Holdings within fifteen days after the determination of Certified Working Capital a dollar amount equal to the full amount of the difference between the Estimated Closing Date Working Capital and the Certified Working Capital; or

(iii)	equal to the Estimated Closing Date Net Working Capital, no payment shall be required to be made pursuant to this Section 2.4.

2.5	The Closing
          Subject to the terms and conditions of this Agreement, the Closing shall take place (a) at the offices of Berger Singerman, 350 East Las Olas Boulevard, Suite 1000, Fort Lauderdale, Florida 33301, at the Closing Time, as promptly as practicable (and in any event within two Business Days) after satisfaction or waiver of the conditions set forth in Article 14 (Closing Conditions); or (b) at such other time, date or place as CPC Holdings and Giordanella may agree.
2.6	Effective Time
          If all the conditions to the Merger set forth in Article 15 (Termination, Amendment and Waiver) shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 15 (Termination, Amendment and Waiver), at the Closing Time, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Florida Secretary of State meeting the requirements of Section 1105 of the FBCA to be properly executed and filed in accordance with such Section on the Closing Date. The Merger, subject to the FBCA, shall become effective at the Effective Time.

     2.7 Securities Act Legend
          The certificate representing the CPC Share Consideration shall bear the following legend unless Giordanella shall have delivered an undertaking to sell the CPC Shares represented by such certificate only through the facilities of the Exchange and to deposit such certificate with a broker licensed by such Exchange:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale.”
     2.8 Further Assurances
          If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of Acquisition Corp. or PPI acquired or to be acquired by reason of, or as a result of, the Merger, Giordanella will execute and deliver, at his expense, all such deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.
ARTICLE 3
CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION
     3.1 Articles of Incorporation of the Surviving Corporation
          At the Effective Time, the Articles of Incorporation of Acquisition Corp. shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law and such Articles of Incorporation.
     3.2 Bylaws of the Surviving Corporation
          At the Effective Time, the Bylaws of Acquisition Corp. shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

ARTICLE 4
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION
     4.1 Directors and Officers of Surviving Corporation
(a)	Each of the directors of PPI will resign as directors of PPI immediately prior to the Effective Time and the directors of Acquisition Corp. shall become the directors of the Surviving Corporation.

(b)	The officers of PPI immediately before the Effective Time shall comprise the officers of the Surviving Corporation after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.
ARTICLE 5
TREATMENT OF PPI SHARES
     5.1 Effect of the Merger on Capital Stock
          Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, automatically by virtue of the Merger, in the following order, and without any action on the part of any holder of any share in the capital stock of Acquisition Corp. or PPI:
(a)	Conversion of Shares. The Shares outstanding immediately prior to the Effective Time, automatically and without any action on the part of the holder shall convert into the right to receive the Purchase Price. Upon such conversion, Giordanella, as the sole holder of a certificate formerly representing the Shares, shall thereafter cease to have any rights with respect thereto, except the right to receive the CPC Share Consideration and Cash Consideration in accordance with this Section 5.1(a) and cash for fractional CPC Shares in accordance with Section 5.2(d) (Exchange of Certificates) upon the surrender of such certificate.

(b)	Capital Stock of Acquisition Corp. All of the shares of equity securities of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.
     5.2 Exchange of Certificates
(a)	Payment of Consideration. The Purchase Price shall be paid by CPC Holdings at Closing as follows: (a) CPC Holdings shall cause CPC to deliver to a mutually acceptable escrow agent (the “Escrow Agent”) a stock certificate representing the Indemnification Holdback Consideration to hold and disburse pursuant to the terms of an escrow agreement substantially in the form attached as Exhibit 5.2 (the “Escrow Agreement”); (b) CPC Holdings shall cause CPC to deliver to Giordanella a stock certificate representing the CPC Share Consideration, less the Indemnification Holdback

Consideration; and (c) CPC Holdings shall deliver to Giordanella the Cash Consideration, plus or minus any working capital adjustment described in Sections 2.3 (Net Working Capital) and 2.4 (Working Capital Adjustments), by wire transfer of immediately available funds pursuant to instructions previously given in writing by Giordanella to CPC Holdings for that purpose.
(b)	Surrender of the Shares. At the Closing, Giordanella shall deliver the certificate (the “Certificate”), representing the Shares to CPC Holdings for cancellation.
(c)	Stock Transfer Books. At the Effective Time, the stock transfer books of PPI shall be closed and there shall be no further registration of transfers of shares of PPI Common Stock thereafter on the records of PPI.
ARTICLE 6
PUBLICITY
     6.1 Publicity
          Each of the Parties shall advise, consult and cooperate with the other party prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other written statement to the public with respect to this Agreement or the transactions contemplated hereby. The Parties shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable commercial efforts to consult the other party taking into account the time constraints to which it is subject as a result of such law or obligation.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF CPC,
CPC HOLDINGS AND ACQUISITION CORP.
          As of the date hereof, CPC, CPC Holdings and Acquisition Corp. hereby jointly and severally represent and warrant to PPI and Giordanella as follows and acknowledge that PPI and Giordanella are relying upon these representations and warranties in connection with the entering into of this Agreement:
     7.1 Organization and Qualification
(a)	CPC is a corporation duly incorporated and organized and validly existing under the laws of Alberta and has the requisite corporate power and authority to carry on its business as it is now being conducted. CPC is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary.
(b)	CPC Holdings is a corporation duly incorporated and organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. CPC Holdings is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary.

(c)	Acquisition Corp. is a corporation duly incorporated and organized and validly existing under the laws of Florida and has the requisite corporate power and authority to carry on its business as it is now being conducted.
     7.2 Authority Relative to this Agreement
          CPC, CPC Holdings and Acquisition Corp. have the requisite corporate authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the consummation by CPC and CPC Holdings of the transactions contemplated hereby have been duly authorized by their respective Boards of Directors and no other corporate proceedings on their part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Acquisition Corp. of the transactions contemplated hereby have been duly authorized by its Board of Directors, its sole stockholder and CPC and no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by CPC, CPC Holdings and Acquisition Corp. and constitutes a legal, valid and binding obligation of CPC, CPC Holdings and Acquisition Corp. enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

     7.3 No Violations
(a)	Neither the execution and delivery of this Agreement by CPC, CPC Holdings or Acquisition Corp., the consummation by each of them of the transactions contemplated hereby nor compliance by each of them with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CPC or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) the articles of incorporation or bylaws of CPC, CPC Holdings or Acquisition Corp. or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which CPC or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which CPC or any of its Subsidiaries is bound (other than CPC Holdings’ existing bank facility or any acquisition financing obtained in connection with the transactions contemplated hereby); or (ii) subject to compliance with the statutes and regulations referred to in 7.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to CPC or any of its Subsidiaries except in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of CPC and its Subsidiaries taken as a whole or on the ability of CPC, CPC Holdings or Acquisition Corp. to consummate the transactions contemplated hereby.
(b)	Other than in connection with or in compliance with the provisions of Applicable Securities Laws and the rules of the Exchange as set forth in Exhibit 7.3: (i) there is no legal impediment to CPC’s, CPC Holdings’ or Acquisition Corp.’s consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by CPC, CPC Holdings or Acquisition Corp. in connection with the making or the consummation of the transactions contemplated by this Agreement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Change on the ability of CPC, CPC Holdings or Acquisition Corp. to consummate the transactions contemplated hereby.
     7.4 Capitalization
          As of the date hereof, the authorized share capital of CPC consists of an unlimited number of common shares. Except as set forth in the CPC Securities Filings as of March 31, 2006, there are no securities of CPC outstanding and no options, warrants or other rights (including rights under a shareholder rights plan), agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by CPC of any shares of CPC (including the CPC Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of CPC (including the CPC Shares) other than as provided herein or in the Employment Agreement, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of CPC.

     7.5 Reporting Issuer Status
          CPC is a “reporting issuer” or its equivalent in the provinces of British Columbia, Alberta, Manitoba and Ontario and the CPC Shares are listed on the Exchange.
     7.6 Securities Filings
          CPC has made all filings required under Applicable Securities Laws with the applicable regulatory authorities (such filings, the “CPC Securities Filings”), all CPC Securities Filings have been made in a timely manner, and all CPC Securities Filings and information and statements contained therein and any other information or statements disseminated to the public by CPC, were true, correct and complete and did not contain any misrepresentation, as at the date of such information or statements.
     7.7 Securities Orders
          No securities commission or similar regulatory authority, or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of CPC (including the CPC Share Consideration or the Indemnification Holdback Consideration), no such proceeding is, to the knowledge of CPC, pending, contemplated or threatened and CPC is not in default of any requirement of any Applicable Securities Laws, rules or policies applicable to CPC or its securities.
     7.8 Allotment of Securities
          The board of directors of CPC have reserved and allotted to Giordanella up to 597,387 CPC Shares and, upon the completion of the transactions contemplated by this Agreement in accordance with the terms hereof, such shares will be validly issued as fully paid and non-assessable CPC Shares.
     7.9 Financial Statements
          The financial statements included in the CPC Securities Filings were prepared in accordance with Canadian GAAP (except as may be indicated in such financial statements or the notes thereto), and fairly present, in all material respects, the financial position, the results of operations and changes in financial position of CPC as of the dates thereof and for the periods indicated therein.
     7.10 No Material Adverse Change
          Since December 31, 2005, there has not been any Material Adverse Change in respect of CPC.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES
OF PPI AND GIORDANELLA
          As of the date hereof, PPI and Giordanella hereby jointly and severally represent and warrant to CPC, CPC Holdings and Acquisition Corp. as follows and acknowledge that CPC, CPC Holdings and Acquisition Corp. are relying upon these representations and warranties in connection with the entering into of this Agreement:
     8.1 Organization and Qualification
(a)	PPI is a corporation duly organized and validly existing under the laws of Florida and has the requisite corporate power and authority to carry on its business as it is now being conducted. PPI is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary.
(b)	POS is a corporation duly organized and validly existing under the laws of Florida and has the requisite corporate power and authority to carry on its business as it is now being conducted. POS is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary.
(c)	PAV is a limited liability company duly organized and validly existing under the laws of Florida and has the requisite limited liability company power and authority to carry on its business as it is now being conducted. PAV is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary.
     8.2 Authority Relative to this Agreement
          PPI has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. Giordanella has the requisite legal capacity to enter into this Agreement and carry out his obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of PPI, and no other corporate proceedings on the part of PPI are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by PPI and Giordanella and constitutes a legal, valid and binding obligation of PPI and Giordanella enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

     8.3 No Violations
(a)	Except as described on Schedule 8.3, neither the execution and delivery of this Agreement by PPI or Giordanella, the consummation of the transactions contemplated hereby nor compliance by PPI or Giordanella with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon the Shares or any of the properties or assets of PPI or the PPI Subsidiaries under, any of the terms, conditions or provisions of (x) the PPI Governing Documents, or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which PPI, any PPI Subsidiary or Giordanella are a party or to which they, or any of their properties or assets, may be subject or by which either of them is bound; or (ii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to PPI, any PPI Subsidiary or Giordanella, (except in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of PPI taken as a whole or on the ability of PPI or Giordanella to consummate the transactions contemplated hereby).
(b)	(i) there is no legal impediment to PPI or Giordanella’s consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by PPI, any PPI Subsidiary or Giordanella in connection with the making or the consummation of the transactions contemplated by this Agreement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Change on the ability of PPI or Giordanella to consummate the transactions contemplated hereby.
     8.4 Capitalization
(a)	The authorized capital stock of PPI consists of 1,000 shares of common stock, $1.00 par value per share, of which 200 shares (constituting the Shares) are issued and outstanding. Except for the Shares, there are no securities of PPI outstanding and no options, warrants or other rights (including rights under a shareholder rights plan), agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by PPI or Giordanella of any shares of PPI (including the Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of PPI (including the Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of PPI. The Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. Giordanella owns, beneficially and of record, title to the Shares free and clear of any Encumbrance, and will own at the Effective Time, beneficially and of record, title to the Shares free and clear of any Encumbrance. Upon consummation of the Closing, CPC Holdings shall have obtained good and valid title to all the issued and outstanding Shares, free and clear of any liens, restrictions, claims, equities, charges, rights of first refusal or other restrictions or other Encumbrances of any kind and with no defects of title whatsoever except as may be created by CPC, CPC Holdings or Acquisition Corp.

(b)	The authorized capital stock of POS consists of 100 shares of common stock, $1.00 par value per share, all of which are issued and outstanding (the “POS Shares”). Except for the POS Shares, there are no securities of POS outstanding and no options, warrants or other rights (including rights under a shareholder rights plan), agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by PPI or Giordanella of any shares of POS (including the POS Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of POS (including the POS Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of POS. The POS Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. PPI owns, beneficially and of record, title to the POS Shares free and clear of any Encumbrance, and will own at the Effective Time, beneficially and of record, title to the POS Shares free and clear of any Encumbrance. Upon consummation of the Closing, PPI shall retain good and valid title to all the issued and outstanding POS Shares, free and clear of any liens, restrictions, claims, equities, charges, rights of first refusal or other restrictions or other Encumbrances of any kind and with no defects of title whatsoever except as may be created by CPC, CPC Holdings or Acquisition Corp.
(c)	The authorized, issued and outstanding limited liability company interests of PAV consists of one membership interest (the “PAV Membership Interest”). Except for the PAV Membership Interest, there are no securities of PAV outstanding and no options, warrants or other rights (including rights under a member rights plan), agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by PPI or Giordanella of any of the interests of PAV (including the PAV Membership Interest) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any of the interests of PAV (including the PAV Membership Interest), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of PAV. The Membership Interests have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. PPI owns, beneficially and of record, title to the PAV Membership Interest free and clear of any Encumbrance, and will own at the Effective Time, beneficially and of record, title to the PAV Membership Interest free and clear of any Encumbrance. Upon consummation of the Closing, PPI shall retain good and valid title to all the issued and outstanding PAV Membership Interest, free and clear of any liens, restrictions, claims, equities, charges, rights of first refusal or other restrictions or other Encumbrances of any kind and with no defects of title whatsoever except as may be created by CPC, CPC Holdings or Acquisition Corp.

     8.5 No Material Adverse Change
          Since December 31, 2005, there has not been any Material Adverse Change in respect of PPI or any PPI Subsidiary except as set forth in Schedule 8.5.
     8.6 No Undisclosed Liabilities
          Except as reflected in the PPI Financial Statements, neither PPI nor any PPI Subsidiary has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring in the aggregate and except (i) current liabilities which have arisen after the date of the PPI Interim Financial Statements in the ordinary and usual course of business consistent with past practice, or (ii) pursuant to or as contemplated by this Agreement.
     8.7 Impairment
          The completion of the transactions contemplated by this Agreement will not result in a Material Adverse Change pursuant to or as a result of the provisions of any agreement or arrangement to which PPI, or any of the PPI Subsidiaries or Giordanella is a party.
     8.8 Officer Obligations
          There are no Officer Obligations relating to PPI or any PPI Subsidiary except as set forth in Schedule 8.8.
     8.9 Financial Advisors
          Except as set forth on Schedule 8.9, neither PPI, nor any PPI Subsidiary nor Giordanella has retained nor will they retain any financial advisor, broker, agent or finder or paid, or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or, any transaction contemplated hereby or any transaction presently ongoing.
     8.10 Reports
          PPI has heretofore delivered to CPC true and complete copies of the PPI Financial Statements attached as Schedule 8.10 hereto. The PPI Financial Statements previously delivered to CPC were prepared in accordance with U.S. GAAP (except as otherwise indicated in such financial statements and the notes thereto), and fairly present, in all material respects, the financial position, results of operations and changes in financial position of PPI as of the dates thereof and for the periods indicated therein.
     8.11 Subsidiaries
          Except as set forth on Schedule 8.11, PPI has no Subsidiaries.

     8.12 Material Agreements
          There are no agreements material to the conduct of the businesses of PPI and the PPI Subsidiaries except as set forth in Schedule 8.12, all of which were entered into in the ordinary course of business. Such agreements are all in full force and effect unamended (except as otherwise permitted herein) and no default or breach exists under such agreements on the part of PPI or any PPI Subsidiary or, to the knowledge of PPI, any other parties to any of such agreements. PPI and the PPI Subsidiaries have the capacity, including, without limitation, the necessary personnel, equipment and supplies, to perform all of its obligations in all material respects under such agreements. For the avoidance of doubt, any customary agreement for ordinary course office operations requiring payment of less than $25,000 in any fiscal year, or $50,000 in the aggregate, shall not be considered material for purposes of this Section 8.12.
     8.13 Employment Agreements
          Except as set forth in Schedule 8.13, neither PPI nor any PPI Subsidiary is a party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than one year or any written agreement which provides for a payment by PPI or any PPI Subsidiary on a change of control of PPI or severance of employment.
     8.14 Employee Benefit Plans
          Except as disclosed on Schedule 8.14,
(a)	Neither PPI nor any PPI Subsidiary has any Employee Benefit Plans, including those which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of PPI, any PPI Subsidiary; and which are maintained by, sponsored by, or contributed to by PPI, or any PPI Subsidiary or any employer which, under Section 414 of the Code, would constitute a single employer with PPI (a “PPI Affiliate”) or as to which PPI, any PPI Subsidiary or any PPI Affiliate has any ongoing liability or obligation whatsoever;
(b)	the PPI Subsidiaries and all PPI Affiliates have complied with all of their respective obligations with respect to all Employee Benefit Plans (including, but not limited to, (A) filing or distributing all reports or notices required by ERISA or the Code and (B) complying with all requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B) and have maintained the Employee Benefit Plans in compliance in all material respects with all applicable laws and regulations (including, but not limited to, ERISA and the Code). Each eligible Employee Benefit Plan is the subject of a favourable determination letter or opinion letter from the Internal Revenue Service, and the Internal Revenue Service has not threatened or taken any action to revoke any favourable determination or opinion letter issued with respect to any such Employee Benefit Plan. No amendment to any Employee Benefit Plan or related trust has been adopted since receipt of the most recent determination or opinion letter issued with respect to the Employee Benefit Plan or related trust which would cause disqualification of the Employee Benefit Plan or related trust;

(c)	PPI has made available to CPC true, correct and complete copies of all documents relating to the Employee Benefit Plans, including, but not limited to: (A) all plan texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Employee Benefit Plans; (B) all insurance and annuity contracts related to any Employee Benefit Plan; (C) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under PPI’s group health plans (under Code Section 4980B(f) and ERISA Section 606), if applicable; and (D) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favourable determination or opinion letters, if applicable, for Employee Benefit Plans. Since the date such documents were supplied to CPC, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date except as may be required by ERISA or the Code;
(d)	neither PPI, nor any PPI Subsidiary nor any PPI Affiliate has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan;
(e)	to the knowledge of PPI, none of the Employee Benefit Plans is currently under investigation, audit or review by the Department of Labour, the Internal Revenue Service or any other federal or state agency or is liable for any federal, state, local or foreign taxes. There is no transaction in connection with which PPI, any PPI Affiliate or any fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code Section 4975 or liability for a breach of fiduciary responsibility under ERISA;
(f)	other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or, to the knowledge of PPI, threatened, by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans, and no basis for any such claim or claims exists;
(g)	the levels of insurance reserves and accrued liabilities with regard to all Employee Benefit Plans (to which such reserves or liabilities do or should apply) are set forth on Schedule 8.14, and such levels are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments;
(h)	neither PPI, nor any PPI Subsidiary nor any PPI Affiliate has maintained an Employee Benefit Plan providing group health, dental, vision, life insurance or other welfare benefits to employees following retirement or other separation from service, except to the extent required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B; and

(i)	neither PPI, nor any PPI Subsidiary nor any PPI Affiliate has at any time maintained, sponsored or contributed to any “pension plan” as defined in ERISA Section 3(2) which is subject to Title IV of ERISA or contributed to any such pension plan which is a multiemployer plan as defined in ERISA Section 3(37)(A).
     8.15 Corporate Records and Minute Books
          True and complete copies of the corporate and limited liability company records and minute books of PPI and the PPI Subsidiaries have been supplied to CPC. Such minute books include in all material respects complete and accurate minutes of all meetings of the directors or equity holders of PPI and the PPI Subsidiaries, held to date or resolutions passed by the directors or equity holders by consent since the date of formation of PPI, POS and PAV. The share certificate book, register of shareholders, register of transfers and register of directors of PPI and the PPI Subsidiaries are complete and accurate in all material respects.
     8.16 Title to Assets
          Except as identified in Schedule 8.16, PPI or a PPI Subsidiary is the sole beneficial and (where its interests are registerable) the sole registered owner of all of the assets and interests in assets, real and personal, used by PPI or any PPI Subsidiary in connection with their business, including, without limitation, those assets reflected in the PPI Interim Financial Statements (other than those assets disposed of, utilized or consumed by PPI or a PPI Subsidiary in the ordinary course of business since the date of the PPI Interim Financial Statements), with good and valid title, free and clear of all Encumbrances other than the Encumbrances listed on Schedule 8.16 and except for: (a) liens for current taxes, assessments and governmental charges and levies which may be paid without penalty, interest or other additional charge or which are being contested in good faith by appropriate proceedings and are not material in amount or value in relation to the value of the associated property; and (b) any zoning or other governmentally established restrictions or encumbrances; (c) materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s, repairmen’s, or other like liens arising in the ordinary course of business for obligations that are not yet payable or are being contested in good faith, (d) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws, or to secure the performance of construction contracts, leases, statutory obligations, surety, appeal or performance bonds; and (e) such minor utility and municipal easements and restrictions, if any, as do not detract in any material respect from the value of the property subject thereto and do not materially interfere with the properties used in the ordinary conduct of the business of PPI and the PPI Subsidiaries as presently conducted (collectively the “Permitted Encumbrances”). In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any license (of occupation or otherwise) of or in respect of any of the assets of PPI and the PPI Subsidiaries other than as identified in Schedule 8.16 or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the assets of PPI and the PPI Subsidiaries other than pursuant to the provisions of, or as disclosed in, this Agreement.

     8.17 Absence of Unusual Transaction
          Since the date of the PPI Interim Financial Statements, neither PPI nor any PPI Subsidiary has, except as disclosed in Schedule 8.17 and except as otherwise approved in writing by CPC:
(a)	incurred any indebtedness or acquired any assets for borrowed money or become subject to any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted), except current liabilities incurred in the ordinary course of business consistent with past practice;
(b)	transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the PPI Interim Financial Statements, or cancelled any debts or entitlements except, in each case, in the ordinary course of business consistent with past practice;
(c)	paid or satisfied any obligation or liability (fixed or contingent) other than liabilities included in the PPI Interim Financial Statements and liabilities incurred since the date of the PPI Interim Financial Statements in the ordinary course of business consistent with past practice;
(d)	suffered an operating loss or any extraordinary loss, waived or omitted to take any action in respect of any rights, or entered into any commitment or transaction not in the ordinary course of business, where such loss, rights, commitment or transaction is or would be material to the financial condition or business of PPI or any PPI Subsidiary;
(e)	granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of its employees or changed the terms of employment for any employee, or established, amended, modified, restated, or made or promised to make any change or improvement to any pension/benefit plan, except as otherwise expressly contemplated herein;
(f)	hired or dismissed any senior employees;
(g)	mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its material assets or property, whether tangible or intangible except for Permitted Encumbrances;
(h)	directly or indirectly, declared or paid any non-cash dividends or declared or made any other non-cash payments or distributions on or in respect of any of its shares of the capital stock or other securities of PPI or any PPI Subsidiary and has not, directly or indirectly, purchased or otherwise acquired any of its shares of the capital stock or other securities of PPI or any PPI Subsidiary or any warrants, options or rights to acquire any shares of the capital stock or other securities of PPI or any PPI Subsidiary; or
(i)	authorized, agreed or otherwise become committed to do any of the foregoing.

     8.18 Non-Arm’s Length Transaction
          Other than as disclosed in Schedule 8.18 and for employment arrangements with employees, neither PPI nor any PPI Subsidiary is: (a) a party to or bound by any agreement, contract or understanding with; (b) indebted to; or (c) owed any funds from, Giordanella or any of his Affiliates, or any of the current or former officers, directors, shareholders or employees of PPI or the PPI Subsidiaries, nor or any of their respective Affiliates, or any other Person not dealing at arm’s length with any of the foregoing.
     8.19 Absence of Guarantees
          Other than as disclosed in Schedule 8.19, neither PPI nor any PPI Subsidiary has given or agreed to give, or is a party or bound by, any guarantee or indemnity in respect of indebtedness, or other obligations, of any Person other than itself, nor any other commitment by which PPI or any PPI Subsidiary is, contingently or otherwise, responsible for such indebtedness or other obligations of any Person other than itself.
     8.20 Business in Compliance with Law
          The operations of PPI and the PPI Subsidiaries have been and are now conducted in compliance, in all material respects, with all Laws of each and every jurisdiction in which PPI and the PPI Subsidiaries carry on or have carried on business and neither PPI nor any PPI Subsidiary has received any notice of any alleged breach of, or non-compliance with, any such Laws. PPI and the PPI Subsidiaries have all such authorizations, approvals, licenses, registrations, permits, designations or exemptions required by it to carry on its business as currently conducted in compliance, in all material respects, with all Laws. Such governmental authorizations are in full force and effect in accordance with their terms, and PPI and the PPI Subsidiaries are in compliance therewith in all material respects, and no proceedings are pending or, to the knowledge of PPI, threatened, which could result in their revocation, limitation or unavailability. All material authorizations of any Governmental Authority are listed in Schedule 8.20.
     8.21 Restrictive Covenants
          Other than as disclosed in Schedule 8.21, neither PPI nor any PPI Subsidiary is a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of PPI or any PPI Subsidiary: (a) to compete in any business or undertaking, including without limitation, the business of PPI and the PPI Subsidiaries as currently conducted, in any jurisdiction, including without limitation, any province of Canada or state of the United States; or (b) to transfer or move any of its assets or operations, which adversely affects the financial condition or business of PPI or any PPI Subsidiary or the continued operation of the business after the Closing, on substantially the same basis as the business has historically been, and is presently, carried on.

     8.22 Equipment Leases
          Schedule 8.22 sets forth a complete list of all Equipment Leases of PPI and the PPI Subsidiaries. No default exists on the part of PPI or any PPI Subsidiary with respect to any of the Equipment Leases, or, to the knowledge of PPI, on the part of any of the other parties thereto. The entire interest of PPI and the PPI Subsidiaries under each of the Equipment Leases is held free and clear of any Encumbrances other than any purchase money security interests, the Encumbrances set forth on Schedule 8.22 and the Permitted Encumbrances.
     8.23 Litigation, etc.
          Except as set forth in Schedule 8.23, there are, at the date hereof, no actions, suits or proceedings pending, or to the knowledge of PPI threatened, affecting PPI, or any PPI Subsidiary or the Shares before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves a possibility of any judgment against or liability of PPI, any PPI Subsidiary or Giordanella. In addition, there are no actions, suits or proceedings pending, or to the knowledge of PPI threatened, affecting PPI, or any PPI Subsidiary or the Shares before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves a possibility of any judgment against or liability of PPI, any PPI Subsidiary or Giordanella, which, if successful, would have a material adverse effect on the ability of PPI or Giordanella to consummate the transactions contemplated herein. There are no unsatisfied orders, judgments, penalties or awards against or affecting PPI, any PPI Subsidiary or Giordanella or the business or assets of PPI or the PPI Subsidiaries.
     8.24 Real Property
(a)	The real property owned or leased by PPI or any PPI Subsidiary and described in Schedule 8.24 constitutes all of the real property owned, used, leased or occupied by PPI or any PPI Subsidiary (the “Real Property”). The Real Property has access, sufficient for the conduct of the business of PPI and the PPI Subsidiaries as now conducted or as presently proposed to be conducted, to public roads. There are no pending or, to PPI’s knowledge, threatened governmental proceedings that would impair such access.
(b)	Except as set forth in Schedule 8.24, to PPI’s knowledge, there does not exist any encroachment by any building or structure not owned or leased by PPI or any PPI Subsidiary on any of such Real Property, nor any encroachment by any of the buildings or structures located on such Real Property on any other real property other than Permitted Encumbrances. The plants, buildings and structures situated on the Real Property are in a condition which is satisfactory having regard to the current requirements.

(c)	Except as set forth in Schedule 8.24, all of the Real Property, all improvements thereon and all uses of the foregoing in business of PPI and the PPI Subsidiaries are, to PPI’s knowledge, in material compliance with all applicable zoning, occupancy, and other applicable Laws, and neither PPI nor any PPI Subsidiary has received notice of violation of any of the foregoing. PPI and the PPI Subsidiaries have obtained all required building permits, certificates of occupancy, licenses and permits with respect to the Real Property, all of which are, to PPI’s knowledge, in full force and effect. No covenants, easements, encroachments, restrictions, servitudes or rights of way applicable to the Real Property are reasonably likely to materially detract from the use or marketability of the Real Property.
(d)	To PPI’s knowledge, all existing water, sewer, gas and electricity lines, storm sewers and other utility systems on or in the Real Property are adequate in all material respects to serve the utility needs of the business of PPI and the PPI Subsidiaries as presently conducted. All of such utilities are installed and operating and all installation and connection charges currently due have been paid in full.
     8.25 Equipment
          The buildings, all equipment, spare and repair parts for such equipments, tools and other tangible assets held for use or currently used by PPI and the PPI Subsidiaries in the conduct of their business are, in all material respects, in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used and the current requirements of the business of PPI and the PPI Subsidiaries.
     8.26 Intellectual Property Rights
          Schedule 8.26 describes all rights in patents and patent applications, and all registered trademarks, service marks, trade names, corporate names, copyrights or other intellectual property rights owned by, licensed to or otherwise controlled by PPI, or any PPI Subsidiary or used in, developed for use in or necessary to the conduct of the business of PPI and the PPI Subsidiaries which are individually or in the aggregate with such other intellectual property rights, material to the business of PPI and the PPI Subsidiaries. PPI or a PPI Subsidiary owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. Neither PPI nor any PPI Subsidiary has received any written notice of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights which are listed in Schedule 8.26; no claim by any third party contesting the validity of any intellectual property rights listed in Schedule 8.26 has been made, is currently outstanding or, to PPI’s knowledge, is threatened; except as listed on Schedule 8.26, neither PPI nor any PPI Subsidiary has received any written notice of any infringement, misappropriation or violation by PPI or any PPI Subsidiary of any intellectual property rights of any third parties.

     8.27 Environmental Matters
     (a) Except as set forth in Schedule 8.27:
(i)	PPI and the PPI Subsidiaries are currently and during the last five years have been operating in compliance with all laws in all material respects relating to pollution or to protection of human health, safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws relating to any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection deposit, disposal, discharge, dispersal, leaching, or migration on or into the environment or into or out of any property that would require remediation under any Environmental Law (“Releases”) or threatened Releases of any pollutant, toxic substance, contaminant, hazardous waste, hazardous substance, extremely hazardous material or other substance or compound that could pose a hazard to the environment or human health or safety including any substance or material which is now regulated or governed under any Environmental Laws, including, without limitation, petroleum, or any refined product or fraction thereof, asbestos, or polychlorinated biphenyls (“Hazardous Substances”), record keeping notification and reporting requirements with respect to Hazardous Substances, or otherwise relating to the manufacture, processing, distribution use, treatment, investigation, remediation, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Laws”) applicable to any real property PPI or any PPI Subsidiary formerly owned, leased or operated or any other real property related to the current or former operation of the business of PPI or any PPI Subsidiary (collectively, the “Former Real Property”) or the Real Property;

(ii)	PPI and the PPI Subsidiaries have not, during the last five years, received written or, to PPI’s knowledge, other notice from any Governmental Authority or other person of any material violation or alleged violation of any Environmental Law applicable to the operations of PPI or any PPI Subsidiary, any Former Real Property or the Real Property;

(iii)	there are no material orders outstanding, or any actions pending or, to PPI’s knowledge, threatened relating to compliance with, or liability under, any Environmental Law relating to the operations of PPI or any PPI Subsidiary or affecting the Real Property or, to PPI’s knowledge, any Former Real Property;

(iv)	to the knowledge of PPI, PPI and the PPI Subsidiaries currently possess all material permits and licenses required by Environmental Law necessary for the operation of the business of PPI and the PPI Subsidiaries;

(v)	to PPI’s knowledge, Hazardous Substances have not at any time been Released at, on, in or under the Real Property or any Former Real Property;

(vi)	to PPI’s knowledge, there are no underground storage tanks located at, on or under the Real Property;

(vii)	to PPI’s knowledge, there are no past or present facts, actions, activities, circumstances, conditions, occurrences, events or incidents, including the Release or presence of Hazardous Substances, that does (i) form the basis of an Environmental Claim against or involving PPI or any PPI Subsidiary, the Real Property or the Former Real Property, (ii) cause the Real Property to be subject to any restrictions on or affect its ownership, occupancy, use or transferability under any applicable Environmental Law, (iii) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or municipality in which the Real Property is located, other than any customary disclosure requirements in connection with the transfer of the Real Property, or (iv) prevent or interfere with the construction, operation or maintenance of the Real Property.
(b)	Notwithstanding any other representation and warranty in this Article 8, the representations and warranties in this Section 8.27 constitute the sole representations and warranties of PPI with respect to any Environmental Law and with respect to any substance regulated under any Environmental Law.
     8.28 Trade Receivables
          The Trade Receivables of PPI and the PPI Subsidiaries arose out of transactions in the ordinary course of business for merchandise shipped or services provided to customers at arm’s length and not with any Affiliate. Subject to allowance for doubtful accounts reflected in the PPI Financial Statements, as each allowance may have been, or may be, adjusted in the ordinary and usual course of business since the date of the PPI Financial Statements, to PPI’s knowledge, the Trade Receivables of PPI and the PPI Subsidiaries are collectible in the ordinary course of business subject to no defenses, counterclaims or set-offs (other than in the ordinary course of business).
     8.29 Inventory
          Except as set forth on Schedule 8.29, the Inventory of PPI and the PPI Subsidiaries is in good condition and is of a quality usable or saleable in the ordinary course of business at normal profit margins and will be in normal quantities as at the Closing Date consistent with past practice and the operation of the business of PPI and the PPI Subsidiaries in the ordinary and usual course of business consistent with past practice.
     8.30 Intercompany Transactions
          Except as set forth on Schedule 8.30, no Affiliate of PPI or any PPI Subsidiary has provided to PPI or to any PPI Subsidiary material goods or services other than at prices and on terms typically obtained by such Affiliate from third persons, nor has any Affiliate of PPI or any PPI Subsidiary purchased any material goods or services from PPI or from any PPI Subsidiary, other than at prices and on terms typically obtained by PPI or by the PPI Subsidiaries when selling such goods and services to third persons.

     8.31 Tax Matters
(a)	For purposes of this Agreement, the following definitions shall apply:
(i)	The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), capital, payroll and employee withholding taxes, employment taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, insurance taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, alternative minimum, estimated and other obligations of the same or of a similar nature to any of the foregoing, which PPI is required to pay, withhold or collect.

(ii)	The term “Returns” shall mean all reports, estimates, declarations of estimated tax, elections, information statements and returns relating to, or required to be filed in connection with, any Taxes including information returns or reports with respect to back up withholding and other payments to third parties.
(b)	All Returns required to be filed by or on behalf of PPI and the PPI Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all respects and were prepared in compliance with all applicable Laws. Except as set forth on Schedule 8.31, all Taxes due and owing by PPI or any PPI Subsidiary, including without limitation all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto, have been paid in full on a timely basis, and no other Taxes are payable by PPI or any PPI Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; PPI and the PPI Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over by PPI or any PPI Subsidiary, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and there are no liens on any of the assets of PPI or any PPI Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable.
(c)	PPI and the PPI Subsidiaries have paid or provided adequate accruals in the PPI Financial Statements for Taxes, including income taxes, employment taxes and related deferred taxes, in conformity with U.S. GAAP.
(d)	For all periods ending on and after December 31, 2001, CPC has been furnished by PPI true and complete copies of: (i) income tax audit reports, statements of deficiencies or adjustments, closing or other agreements received by PPI, or any PPI Subsidiary or on behalf of PPI or any PPI Subsidiary relating to Taxes; and (ii) all material federal, state, local or foreign income or franchise tax returns for PPI and the PPI Subsidiaries.

(e)	The Returns of PPI and the PPI Subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally); no deficiencies or proposed adjustments exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of PPI or any PPI Subsidiary, and neither PPI nor any PPI Subsidiary has received notice (either in writing or verbally, formally or informally) or expects to receive notice requesting intermediation relating to Tax matters or notice that it has not filed a Return or paid Taxes required to be filed or paid by it; neither PPI nor any PPI Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against PPI, any PPI Subsidiary or any of their assets; no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of PPI or any PPI Subsidiary; no claim has ever been made by any authority in a jurisdiction where PPI and the PPI Subsidiaries do not file Tax Returns that PPI or any PPI Subsidiary is or may be subject to Tax by that jurisdiction.
(f)	Neither PPI nor any PPI Subsidiary is (nor has it ever been) a party to any tax sharing or allocation agreement. Neither PPI nor any PPI Subsidiary is (nor has it ever been) a party to any “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law). Neither PPI nor any PPI Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for any Taxes of any person other than PPI or a PPI Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
(g)	Neither PPI nor any PPI Subsidiary is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither PPI nor any PPI Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would be a non deductible expense pursuant to Code Section 162(m) or 280G or an excise Tax to the recipient pursuant to Code Section 4999. Neither PPI nor any PPI Subsidiary has been a “distributing corporation” (within the meaning of Code Section 355(a)(1)(A)) within the 3-year period ending as of the date of this Agreement. Neither PPI nor any PPI Subsidiary has agreed, nor is required to make, nor will it be required to make as a result of the transactions contemplated by this Agreement, any adjustment under Code Sections 263A or 481(a) by reason of a change in accounting method or otherwise. Neither PPI nor any PPI Subsidiary is a party to any transaction, understanding or arrangement treated as a Tax shelter or which could give rise to a substantial understatement for federal income Tax under Code Sections 6111 or 6662.
(h)	Except as set out in the PPI Financial Statements, PPI has provided adequate accruals (or, in either case, such amounts are fully funded) for all pension or other employee benefit obligations of PPI and the PPI Subsidiaries arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on PPI or any PPI Subsidiary.
(i)	Neither PPI nor any PPI Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date; or prepaid amount received on or prior to the Closing Date.

     8.32 Indebtedness to Officers, Directors and Others
          Other than as disclosed in Schedule 8.32, neither PPI nor any PPI Subsidiary is indebted to any of its directors, officers, employees or consultants, any of its shareholders or any of their respective Affiliates, except for amounts due as normal compensation or reimbursement of ordinary business expenses within the previous 120 days.
     8.33 Insurance
          Policies of insurance in force as of the date hereof naming PPI or any PPI Subsidiary as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of PPI and the PPI Subsidiaries. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby.
     8.34 Government Contracts
          PPI and Giordanella have provided CPC true and complete copies of: (a) all agreements of PPI and the PPI Subsidiaries with any Governmental Authority (each a “Governmental Contract”) that are currently in force, and (b) all outstanding quotations, bids and/or proposals for Government Contracts. No Government Contract is currently experiencing or is likely to experience cost, schedule, technical or quality problems that would reasonably be expected to result in claims against PPI or any PPI Subsidiary (or their respective successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor. All Government Contracts were legally awarded and are not currently the subject of bid or award protest proceedings. Neither PPI nor any PPI Subsidiary has been, or is now, suspended, debarred, or proposed for suspension or debarment from government contracting. To PPI’s knowledge, there are no existing facts or circumstances that would reasonably be expected to result in such suspension or debarment.
     8.35 Information Respecting PPI
          To the knowledge of PPI, the data and information in respect of PPI, the PPI Subsidiaries and their assets, liabilities, business and operations provided by PPI or Giordanella or their advisors to CPC or its advisors was and is accurate and correct in all material respects as at the respective dates thereof and did not and does not omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof.

ARTICLE 9
NON-WAIVER; SURVIVAL
     9.1 Non-Waiver
          No investigations made by or on behalf of CPC at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by PPI or Giordanella in or pursuant to this Agreement. No waiver of any condition or other provisions, in whole or in part, shall constitute as a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     9.2 Nature and Survival
(a)	Subject to subsection (b), all representations, warranties, covenants and indemnity obligations contained in this Agreement on the part of each of the Parties shall survive the Closing.
(b)	The representations and warranties set out in Article 7 (Representations and Warranties of CPC, CPC Holdings and Acquisition Corp.) and Article 8 (Representations and Warranties of PPI and Giordanella) shall survive the Closing (each, respectively, a “Survival Period”) for a period of twelve months following the Closing Date, except for (i) those representations contained in Sections 8.1 (Organization and Qualification), 8.2 (Authority Relative to this Agreement), 8.4 (Capitalization) and 8.16 (Title to Assets), which shall survive indefinitely; (ii) those representations contained in Section 8.27 (Environmental Matters), which shall survive for a period of two (2) years; and (iii) those representations and warranties contained in Section 8.31 (Tax Matters), which shall survive the Closing until the expiration of the statute of limitations (including any extensions thereof) applicable to the respective filing period for each Return applicable to Taxes of PPI or any PPI Subsidiary due prior to or as of the Closing Date. If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these Survival Periods, such Party shall have no further liability under this Agreement with respect to such representation or warranty.
(c)	Notwithstanding the limitations set out in subsection (b), any claim which is based on the capitalization of PPI or any PPI Subsidiary, title to the PPI Shares, intentional misrepresentation or fraud may be brought at any time.
ARTICLE 10
CONDUCT OF BUSINESS
     10.1 Conduct of Business by PPI
          PPI and Giordanella covenant and agree that, during the period from the date of this Agreement until the earlier of either: (i) the Closing Time; or (ii) this Agreement is terminated by its terms, unless CPC shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a)	the business of PPI and the PPI Subsidiaries shall be conducted only in, and neither PPI nor any PPI Subsidiary shall take any action except in, the usual and ordinary course of business and consistent with past practice; and PPI and the PPI Subsidiaries shall use commercially reasonable efforts to maintain and preserve their business organization, assets, employees and advantageous business relationships and all current insurance policies and binders;
(b)	Neither PPI nor any PPI Subsidiary shall directly or indirectly do or permit to occur any of the following: (i) amend the PPI Governing Documents; (ii) declare, set aside or pay any non-cash dividend or other non-cash distribution or payment (whether in shares or property) in respect of its shares owned by any person, other than with respect to the residential property described on Schedule 8.8; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of the capital stock or other securities of PPI or any PPI Subsidiary or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of the capital stock or other securities of PPI or the PPI Subsidiaries; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of PPI or any PPI Subsidiary; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;
(c)	Neither PPI nor any PPI Subsidiary shall, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber any assets not in the ordinary course or consistent with past practice and in any event assets with an aggregate value in excess of $10,000, other than with respect to the residential property described on Schedule 8.8; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital or property transfer; (iii) incur any indebtedness or acquire any assets for borrowed money or in excess of existing credit facilities, or incur any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (iv) authorize, recommend or propose any release or relinquishment of any material contract right; (v) enter into commitments of a capital expenditure nature or acquire any assets except as disclosed in the 2006 projections, as previously provided to CPC and CPC Holdings, or in the ordinary course consistent with past practice or for the acquisition of one Gerber machine; (vi) enter into any non-arm’s length transactions including with any officers, directors or employees of PPI of any PPI Subsidiary or transfer any property or assets of PPI or any PPI Subsidiary to any employees, except as may be required by law; or (vii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)	Neither PPI nor any PPI Subsidiary shall create any Officer Obligations and neither PPI nor any PPI Subsidiary shall grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer, director or employee, or take any action with respect to the grant of any severance or termination pay arising from the transactions contemplated by this Agreement or a change of control of PPI or the entering into of any employment agreement with, any officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies; and
(e)	Neither PPI nor any PPI Subsidiary shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements.
     10.2 Provision of Information by PPI; Access
          Immediately upon execution of this Agreement, PPI shall provide to CPC information to enable CPC to quickly and efficiently integrate the business and affairs of PPI with CPC at the Closing Time and PPI shall permit:
(i)	CPC and its representatives to have reasonable access to PPI’s premises, field operations, records, computer systems, properties, books, contracts, records, employees and management personnel upon reasonable prior notice;

(ii)	CPC and its representatives reasonable access to interview employees of PPI upon reasonable prior notice; and

(iii)	CPC and its representatives to be informed of the operations of PPI to ensure there is compliance with Section 10.1 (Conduct of Business by PPI) hereof.
It is acknowledged that the purpose of this clause is to permit CPC to be in a position to expeditiously integrate the business and operations of PPI with that of CPC immediately upon but not prior to, the Closing Time without causing any unreasonable disruptions to PPI’s business or operations prior to the Closing Time.

     10.3 Confidentiality
          Each of the Parties covenant and agree that they shall consider as confidential, shall not communicate to others and shall use all reasonable efforts to prevent those within their employ and control from communicating to others all information that they receive from the other Party pursuant to this Agreement, except that (i) the restrictions in this Section 10.3 shall become null, void and of no effect with respect to any such information at such time as such information is or becomes generally available in the public domain, other than as a result of a breach of this Section 10.3, (ii) the restrictions in this Section 10.3 shall not apply to the extent Giordanella is required by Law to disclose such information, provided, however, that Giordanella shall (x) first promptly notify CPC Holdings, in writing, of such requirement so that CPC Holdings, CPC or the Surviving Corporation, as the case may be, may have a reasonable opportunity to seek relief from such requirement and (y) reasonably cooperate with CPC Holdings’, CPC’s and/or the Surviving Corporation’s efforts, as the case may be, to obtain confidential treatment of the information required to be disclosed, and (iii) the restrictions in this Section 10.3 shall not apply to information that needs to be provided by the Party to its consultants or counsel to permit an evaluation of the other Party and its assets and liabilities. In the circumstances described in (iii) above, the Parties will be responsible for ensuring that such information is kept confidential by those persons to whom it is released pursuant to that subclause.
     10.4 Non—Solicitation of PPI Employees
          CPC agrees, on behalf of itself and his Affiliates, that if this Agreement is terminated and the Closing does not occur, during the period of two years beginning on the date hereof, neither CPC nor any of its Affiliates will solicit, attempt to solicit, induce or encourage any person who is in the employ or service of PPI or any PPI Subsidiary, or any person who is a consultant or an independent contractor of PPI or any PPI Subsidiary, on the date hereof to either terminate his or her relationship with PPI or the PPI Subsidiaries or become employed by Giordanella, any of his Affiliates, or any other Person.
ARTICLE 11
COVENANTS OF GIORDANELLA AND PPI
     11.1 Notice of Material Change in PPI
          From the date hereof until the Closing or earlier termination of this Agreement, Giordanella and PPI shall promptly notify CPC in writing of:
(a)	any Material Adverse Change in respect of PPI, any PPI Subsidiary and Giordanella;

(b)	any change in any representation or warranty set forth in Article 8 (Representations and Warranties of PPI and Giordanella) which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; and

(c)	any material fact in respect of PPI, any PPI Subsidiary and Giordanella which arise and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

     11.2 No Solicitation
(a)	Giordanella, PPI and the PPI Subsidiaries shall immediately cease and cause to be terminated all solicitations, initiations, encouragements, discussions or negotiations, if any, with any parties conducted before the date of this Agreement with respect to any Acquisition Proposal (as defined below) and shall immediately request the return or destruction of all information provided to any third parties, if any, who have entered into an agreement with Giordanella, PPI or the PPI Subsidiaries relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honored.

(b)	Neither Giordanella, PPI, nor any PPI Subsidiary shall, directly or indirectly, authorize and shall use reasonable commercial efforts not to permit any of the officers, directors or employees of PPI or any PPI Subsidiary or any financial advisor, expert or other representative or agent retained by any of them to:
(i)	solicit, initiate or encourage (including, without limitation, by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiry or the making of any proposal to PPI, any PPI Subsidiary or Giordanella from any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (A) an acquisition of any of the Shares; (B) any acquisition of any of the assets of PPI or any PPI Subsidiary; (C) an amalgamation, arrangement, merger, or consolidation of PPI; or (D) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, or similar transaction involving PPI or any PPI Subsidiary or any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the proposed transaction (any such inquiry or proposal in respect of any of the foregoing being an “Acquisition Proposal”);

(ii)	enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or in connection with an Acquisition Proposal, furnish to any other person any information with respect to the business, properties, operations, prospects or conditions (financial or otherwise) of PPI or any PPI Subsidiary or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing; or

(iii)	waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits of PPI or any PPI Subsidiary under confidential information agreements, including, without limitation, any “standstill provisions” thereunder.

     11.3 Financial and Other Information
(a)	Giordanella and PPI shall make available to CPC, and consent to the use of, all financial statements and other information of PPI which may be required to be disclosed by CPC from time to time as required under Applicable Securities Laws provided that CPC shall not publish such financial statements until after the Closing. PPI shall use commercially reasonable efforts to have its auditors, to the extent required under Applicable Securities Laws, provide their consent to the use of their report and the use of their name in connection with any disclosure by CPC of such financial statements. Specifically PPI and Giordanella agree, as promptly as practicable hereafter, to provide CPC with such financial and other information and documents of and related to PPI as is necessary or advisable for inclusion in CPC’s timely submission of a Business Acquisition Report (the “Business Acquisition Report”) required to be filed in accordance with National Instrument 51-102 of the Canadian Securities Administrators within 75 days of the Closing Date, including, but not limited to the following:
(i)	the PPI Financial Statements;

(ii)	unaudited financial statements as at the Closing Date and for the period commencing January 1, 2006 and ending on the Closing Date together with the notes thereto; and

(iii)	a reconciliation to Canadian GAAP of any information provided in the financial statements referred to in subsections 11.3(a)(i-ii).
(b)	Giordanella agrees that, in the event CPC is required to include audited financial statements of PPI as of and for the year ended June 30, 2004 in its Business Acquisition Report, Giordanella shall cause PPI’s independent auditors to perform an audit of such financial statements at Giordanella’s expense.

(c)	Giordanella agrees to cause PPI’s independent auditors to provide (i) written consents for inclusion of its reports in the Business Acquisition Report and (ii) a statement of such independent auditor’s independence.

(d)	If PPI’s independent auditors do not perform the audit referenced in Section 11.3(b) or provide the consents or statement referenced in Section 11.3(c) and CPC engages another auditor to perform the necessary services or to provide the necessary information or documents, Giordanella agrees to bear the reasonable expense thereof; and

(e)	Giordanella agrees to cooperate fully with CPC in the preparation of the Business Acquisition Report in satisfaction of the requirements National Instrument 51-102 of the Canadian Securities Administrators.

(f)	Except as otherwise provided herein, CPC shall bear all costs and expenses in connection with the preparation and filing of the Business Acquisition Report.

     11.4 Tax Matters
(a)	The following provisions shall govern the allocation of responsibility as between CPC Holdings and Giordanella for certain Tax matters following the Closing Date:
(i)	Giordanella shall pay to PPI all Taxes (or the non-payment thereof) of PPI and the PPI Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), any and all Taxes of any person (other than PPI or any PPI Subsidiary) imposed on PPI or any PPI Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Giordanella shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the purchase price adjustment pursuant to Sections 2.3 (Net Working Capital) and 2.4 (Working Capital Adjustment). Giordanella shall reimburse CPC or CPC Holdings for any such Taxes of PPI that are the responsibility of Giordanella pursuant to this Section 11.4 within fifteen (15) business days after payment of such Taxes by CPC, CPC Holdings, PPI or any PPI Subsidiary.

(ii)	In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of PPI for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of PPI or any PPI Subsidiary for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iii)	CPC Holdings shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for PPI or any PPI Subsidiary that are filed after the Closing Date. CPC Holdings shall provide Giordanella with a proposed tax return for the PPI fiscal year ending on the Closing Date prior to filing such return. CPC Holdings, PPI and Giordanella shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. CPC Holdings shall cause PPI (A) to retain all books and records with respect to Tax matters pertinent to PPI or any PPI Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Giordanella reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Giordanella so requests, CPC Holdings shall cause PPI to allow Giordanella to take possession of such books and records.

(iv)	CPC Holdings and PPI shall promptly notify Giordanella in writing upon receipt by PPI or any PPI Subsidiary of notice of any pending or threatened federal, state, local or foreign income or franchise tax auditors or assessments which may materially affect the tax liabilities of Giordanella for periods ending on or prior to the Closing Date.

(v)	Giordanella shall have the sole right to represent the interests of PPI or any PPI Subsidiary in any tax audit or administrative or court proceedings relating to taxable periods ending before the Closing Date, and to employ counsel of its choice at its expense; provided however that Giordanella shall keep CPC Holdings and PPI generally informed as to such matters. Notwithstanding the foregoing, Giordanella shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of CPC Holdings, PPI or any PPI Subsidiary for any period ending after the Closing Date without the prior written consent of CPC Holdings. Such consent shall not be unreasonably withheld.

(vi)	From and after the Closing, CPC Holdings shall have the sole right to represent the interests of PPI and the PPI Subsidiaries in any tax audit or administrative or court proceedings relating to taxable periods ending on or after the Closing Date, and to employ counsel of its choice at its expense; provided however that CPC Holdings shall keep Giordanella generally informed as to such matters to the extent that such matters may affect the liability of Giordanella for Taxes of PPI or any PPI Subsidiary under this Section 11.4. CPC Holdings shall be entitled to defend such audit or proceeding in such manner as it may deem appropriate, including entering into a compromise or settling such audit or proceeding. Notwithstanding the foregoing, CPC Holdings shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability of Giordanella for Taxes of PPI or any PPI Subsdiary under this Section 11.4 without the prior written consent of Giordanella. Such consent shall not be unreasonably withheld.

(vii)	All Tax sharing agreements or similar agreements with respect to or involving PPI or any PPI Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, neither PPI nor any PPI Subsidiary shall be bound thereby or have any liability thereunder.

(viii)	There have been no prior ownership changes within the meaning of Section 382(g) of the Code with respect to Giordanella that would cause the utilization of any net operating loss carryover of PPI or any PPI Subsidiary to be limited by a consolidated Section 382 limitation.

(ix)	All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including and penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Giordanella when due, and Giordanella will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, CPC Holdings will, and will cause PPI to, join in the execution of any such Tax Returns and other documentation.

(b)	Section 338(h)(10) Election.
(i)	Notwithstanding anything to the contrary in Section 11.4(a), CPC Holdings may, at its discretion but subject to the requirements of this Section 11.4 and subject to Giordanella’s prior approval of Giordanella’s 338 Make-Whole Amount (defined hereafter), which shall not be withheld unreasonably, cause to be prepared and filed all forms necessary to make a joint election with Giordanella under Section 338(h)(10) of the Code with respect to the purchase of the Shares and under any similar provisions of state, local or foreign law (the “Election”). CPC must provide an arms length appraisal (“Appraisal)” from a reputable third party appraiser as a prerequisite to any request to file the Election. If CPC Holdings decides to make the Election, CPC Holdings shall prepare the requisite forms and provide such forms and the Appraisal to Giordanella who will not unreasonably refuse to sign such election provided that CPC Holdings has contemporaneously paid to Giordanella, Giordanella’s 338 Make Whole Amount. In the event that an Election is made, Giordanella shall not take any action or file any document inconsistent with the Election.

(ii)	If CPC Holdings intends to make an Election, then as soon as reasonably possible, but in all events no later than 180 days after the Closing Date, CPC Holdings shall provide Giordanella with a written calculation, with reasonable supporting detail, including an Appraisal, of an amount (the “338 Make-Whole Amount”) that CPC Holdings shall pay to Giordanella in immediately available funds such that, after the 338 Make-Whole Amount is reduced by the amount of all federal, state and local income taxes incurred by Giordanella on the receipt of the 338 Make-Whole Amount, such reduced amount will equal the excess, if any, of (i) the amount of federal, state and local income taxes incurred by Giordanella on the sale of the Shares hereunder taking into account the Election, over (ii) the amount of federal, state and local income taxes that would have been incurred by Giordanella on the sale of the Shares hereunder if an Election had not been made. Such calculations shall reflect the maximum marginal federal and Florida income tax rates applicable to the income recognized in the transaction and an allocation of the Purchase Price among the assets of the Company as proposed by CPC Holdings and approved by Giordanella. Giordanella shall cooperate with and reply in a timely fashion to reasonable requests of CPC Holdings made in connection with CPC Holdings’ consideration of the desirability of making the Election and the calculation of the 338 Make-Whole Amount.

(iii)	Unless Giordanella, within 30 days after receipt of CPC Holding’s computation of the 338 Make-Whole Amount and the Appraisal, delivers to CPC Holdings a written notice objecting thereto and specifying the basis for such objection and the amount in dispute, such 338 Make-Whole Amount shall be considered accepted and binding on the Parties. If Giordanella does deliver such a notice of objection, Giordanella and CPC shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputes within 15 days of the delivery of such notice of objection, the Parties shall follow the same dispute resolution procedures provided for in Section 2.4 (Working Capital Adjustment).

(iv)	Any IRC §1374 “Built-In Gain” resulting from such Election shall be the sole liability of CPC and shall not be included in the items for which Giordanella is responsible to indemnify CPC.

(v)	In the event that it is finally determined that Giordanella is liable for taxes that: (i) he would not have incurred if the Election had not been made; and (ii) were not taken into account in determining the 338 Make-Whole Amount, CPC shall be liable to indemnify Giordanella for such additional taxes, interest and penalties, if any.
     11.5 Non-Competition; Non-Solicitation of Employees; Confidentiality
(a)	Giordanella agrees, on behalf of himself, his immediate family and any Person controlled by him, that during the period of five years beginning on the date hereof, neither Giordanella, nor any of his immediate family nor any Person controlled by him will own, manage, operate or control, or participate in the ownership, management, operation or control of, any Person engaged in the business carried on by the Company as of immediately prior to the Closing in competition, directly or indirectly, with CPC Holdings, CPC and/or the Company, as the case may be, including, without limitation, by diverting or attempting to divert any account or customer of PPI or any PPI Subsidiary as of the date hereof.

(b)	Giordanella agrees, on behalf of himself, his immediate family and any Person controlled by him, that during the period of five years beginning on the date hereof, neither Giordanella, nor any of his immediate family nor any Person controlled by him will solicit, attempt to solicit, induce or encourage any person who is in the employ or service of PPI, or any person who is a consultant or an independent contractor of PPI or any PPI Subsidiary, on the date hereof to either terminate his or her relationship with PPI or any PPI Subsidiary or become employed by Giordanella, any of his immediate family or any Person controlled by him, or any other Person.

(c)	Giordanella shall not, at any time after the Closing, disclose to any Person (other than CPC Holdings, CPC or the Surviving Corporation) or use any information concerning the business and affairs of PPI or the PPI Subsidiaries that is not, as of the date hereof, generally available to the public, including, without limitation, trade secrets now owned, possessed, in the control of, licensed or used by or relating to business of PPI or any PPI Subsidiary, except that (i) the restrictions in this Section 11.5(c) shall become null, void and of no effect with respect to any such information at such time as such information is or becomes generally available in the public domain, other than as a result of a breach of this Section 11.5(c), and (ii) the restrictions in this Section 11.5(c) shall not apply to the extent Giordanella is required by Law to disclose such information, provided, however, that Giordanella shall (x) first promptly notify CPC Holdings, in writing, of such requirement so that CPC Holdings, CPC or the Surviving Corporation, as the case may be, may have a reasonable opportunity to seek relief from such requirement and (y) reasonably cooperate with CPC Holdings’, CPC’s and/or the Surviving Corporation’s efforts, as the case may be, to obtain confidential treatment of the information required to be disclosed.

(d)	It is expressly understood and agreed that the restrictions contained in this Section 11.5 are reasonable and necessary to protect the business of the Surviving Corporation, CPC and/or CPC Holdings, as the case may be, in the context in which made. Accordingly, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section 11.5 is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section 11.5 shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, or if the court or other governmental authority does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved, and as so modified, the restrictions contained in this Section shall be binding and enforceable.

(e)	Giordanella agrees and acknowledges that remedies at law for any breach of its obligations under this Section 11.5 are inadequate and that in addition thereto CPC Holdings, CPC and the Surviving Corporation, as the case may be, shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such actual or threatened breach. Giordanella acknowledges that the covenants set forth in this Section 11.5 are an essential element of this Agreement and that, but for the agreement of Giordanella to comply with these covenants, neither CPC Holdings nor CPC would have entered into this Agreement. Giordanella acknowledges that this Section 11.5 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by CPC Holdings, CPC or the Surviving Corporation.
ARTICLE 12
COVENANTS OF CPC, CPC HOLDINGS
AND ACQUISITION CORP.
     12.1 Notice of Material Change in CPC
          From the date hereof until the termination of this Agreement, CPC, CPC Holdings and Acquisition Corp. shall promptly notify PPI in writing of:
(a)	any filings made by CPC under Applicable Securities Laws; and

(b)	any change in any representation or warranty set forth in Article 7 (Representations and Warranties of CPC, CPC Holdings and Acquisition Corp.) which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect.

     12.2 Accounts Receivable
          Subsequent to the Closing and prior to the first anniversary thereof, CPC Holdings shall cause the Surviving Corporation to remit to Giordanella, within ten days after receipt by the Surviving Corporation thereof, any payments with respect to any account receivable reserved against in calculating the amount of Closing Working Capital, in each case to the extent such payment is in excess of any such reserve.
ARTICLE 13
MUTUAL COVENANTS
     13.1 Other Filings
          CPC and PPI shall, as promptly as practicable hereafter, prepare and file any filings required under any Applicable Securities Law, the rules of the Exchange, the United States Securities Exchange Act of 1934, as amended, state securities or “blue-sky” laws of the states of the United States, as amended, or any other applicable law relating to the transactions contemplated herein.
     13.2 Additional Agreements
          Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by counsel in writing, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts: (i) to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts (including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to the operations of PPI or any PPI Subsidiary); (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial, state or foreign law or regulations; (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (v) to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities; and (vi) to fulfill all conditions and satisfy all provisions of this Agreement. For purposes of this Agreement, the obligation to use “commercially reasonable efforts” to obtain waivers, consents, approvals and authorizations to loan agreements, leases and other contracts or under laws or regulation shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations.

ARTICLE 14
CLOSING CONDITIONS
     14.1 Conditions to Each Party’s Obligation to Effect the Merger
          The respective obligation of each Party to effect the merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Parties:
(a)	no statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

(b)	all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.
     14.2 Conditions to Obligation of Giordanella to Effect the Merger
          The obligation of Giordanella to effect the merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Giordanella:
(a)	the representations and warranties of CPC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date, and PPI shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CPC;

(b)	CPC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and PPI shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CPC;

(c)	from the date of this Agreement through the Effective Time, there shall not have occurred any change in CPC and its Subsidiaries, taken as a whole, that would constitute a Material Adverse Change with respect to CPC, and PPI shall have received a certificate to such effect signed by the Chief Financial Officer of CPC;

(d)	the CPC Share Consideration shall be tradable by Giordanella free of any prospectus requirements under applicable provincial securities laws in Canada and not subject to any hold period imposed by applicable provincial securities laws in Canada (except with respect to any trade that constitutes a “distribution” as defined in clause (c) of the definition of “distribution” in subsection 1(1) of the Securities Act (Alberta)) and all consents, authorizations (or filings or registrations with) any governmental commission (including any securities commission), board or other regulatory authority and/or the Exchange required to effect such result shall have been obtained and made in form and substance satisfactory to PPI acting reasonably;

(e)	the CPC Share Consideration shall have been approved for listing on the Exchange;

(f)	CPC shall have executed and delivered to Giordanella an employment agreement in the form attached as Exhibit 14.2(f) (the “Employment Agreement”); and

(g)	Giordanella shall have received (i) an opinion from counsel to CPC and (ii) an opinion from counsel to CPC Holdings and Acquisition Corp. in form and substance reasonably satisfactory to Giordanella.
     14.3 Waiver of Conditions by PPI
          The conditions precedent set forth in Section 14.2 (Conditions to Obligation of Giordanella to Effect the Merger) are for the benefit of Giordanella and may be waived, in whole or in part, by Giordanella at any time. If any of the said conditions precedent shall not be complied with or waived by Giordanella on or before the date required for the fulfillment thereof, Giordanella may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by notice to CPC.
     14.4 Conditions to Obligation of CPC, CPC Holdings and Acquisition Corp. to Effect the Merger
          The obligations of CPC, CPC Holdings and Acquisition Corp. to effect the merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by CPC:
(a)	the representations and warranties of PPI and Giordanella contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date, and CPC shall have received a certificate to such effect signed by Giordanella (in both his individual capacity and as Chief Executive Officer and Chairman of PPI);

(b)	PPI and Giordanella shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and CPC shall have received a certificate to such effect signed by Giordanella (in both his individual capacity and as Chief Executive Officer and Chairman of PPI);

(c)	from the date of this Agreement through the Effective Time, there shall not have occurred any change in PPI, any PPI Subsidiary or Giordanella that would constitute a Material Adverse Change in respect of PPI or any PPI Subsidiary and CPC shall have received a certificate to such effect signed by Giordanella (in both his individual capacity and as Chief Executive Officer and Chairman of PPI);

(d)	each director of PPI and each PPI Subsidiary shall have tendered his resignation as a director effective immediately prior to the Effective Time;

(e)	each and every agreement, understanding and other arrangement described in Schedule 8.18 shall have been terminated by way of written agreement in form, and upon terms satisfactory to CPC, acting reasonably, it being understood and acknowledged that there shall be no payment obligations between the parties to such agreements, understandings or other arrangements following the Closing Time;

(f)	Giordanella and CPC shall have entered into the Escrow Agreement pursuant to which the Indemnification Holdback Consideration (subject to minor adjustments for rounding to designate whole numbers of CPC Shares) shall be held for the duration of twelve (12) months after the Closing by Sovereign Bank as security for any indemnification claim by CPC hereunder;

(g)	CPC Holdings shall have obtained financing in amounts and on terms satisfactory to CPC Holdings and CPC;

(h)	CPC Holdings shall have obtained an environmental site assessment report with respect to the Real Property, and such report shall be satisfactory to CPC Holdings;

(i)	PPI and Giordanella shall have secured any consent or approval and given any notice under Section 8.3 (No Violations) in such form and upon terms reasonably satisfactory to CPC;

(j)	CPC shall have received an opinion from counsel to PPI in respect of such matters as may be reasonably requested by CPC and in form and substance reasonably satisfactory to CPC;

(k)	PPI and Giordanella shall have executed and delivered to CPC the Employment Agreement; and

(l)	arrangements satisfactory to CPC shall have been made by Giordanella and PPI to identify the amount required to satisfy all Indebtedness Items as of the Closing Date, to secure instructions from the creditors for the payment of any such amounts as of the Closing Date and for the discharge of any Encumbrances related to any such Indebtedness Items.
     14.5 Waiver of Conditions
          The conditions precedent set forth in Section 14.4 (Conditions to Obligation of CPC, CPC Holdings and Acquisition Corp. to Effect the Merger) are for the benefit of CPC and may be waived, in whole or in part, by CPC at any time. If any of the said conditions precedent shall not be complied with or waived by CPC on or before the date required for the fulfillment thereof, CPC may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by notice to PPI.

ARTICLE 15
TERMINATION, AMENDMENT AND WAIVER
     15.1 Termination
          This Agreement, other than the provisions set forth in Section 10.4 (Non-Solicitation of PPI Employees), may be terminated by written notice promptly given to the other party hereto, at any time prior to the Closing Time:
(a)	by mutual agreement by the Parties; or

(b)	by either CPC or Giordanella, if there has been a misrepresentation, breach or non-performance by the other Party (or, as to Giordanella, PPI) of any representation, warranty (without reference to any qualification as to materiality in such representation and warranty) or covenant contained in this Agreement, provided the breaching party has been given notice of and 15 Business Days to cure any such misrepresentation, breach or non-performance; or

(c)	by either Giordanella or CPC if: (i) the Closing has not occurred before 5:00 p.m. (United States eastern time) on May 26, 2006 or such later date as may be applicable if a breaching party has been given notice under Section 15.1(b) and is not making a bona fide effort to cure such breach and further provided, however, that the right to terminate this Agreement under this Section 15.1(c) shall not be available to any Party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Closing; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to transactions contemplated hereby by any Governmental Authority that would make consummation of the Closing illegal.
     15.2 Effect of Termination
     In the event of the termination of this Agreement as provided in Section 15.1 (Termination), this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Parties hereunder except as set forth in Section 10.3 (Confidentiality) and this Section 15.2, which provisions shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any misrepresentation, breach or non-performance of this Agreement.
     15.3 Amendment
     This Agreement may be amended by mutual agreement between the Parties hereto. This Agreement may not be amended except by an instrument in writing signed by Giordanella and an appropriate officer of CPC.

     15.4 Waiver
          CPC, on the one hand, and PPI and Giordanella, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other’s agreements or the fulfillment of any conditions to its own obligations contained herein or (iii) waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable.
ARTICLE 16
INDEMNIFICATION
     16.1 Indemnification by Giordanella
          Giordanella shall indemnify, defend and hold harmless CPC Holdings, CPC, Acquisition Corp., the Surviving Corporation and their respective Affiliates (which, with respect to PPI, would not include Giordanella and his Affiliates), and their respective officers, directors, employees, shareholders, members, agents and other representatives (collectively, “CPC Indemnitees”) against and in respect of any and all Claims arising out of, based upon or otherwise in respect of:
(a)	any inaccuracy in or breach of any representation or warranty of Giordanella or PPI made in or pursuant to this Agreement or any certificate or other document furnished by Giordanella or PPI pursuant to this Agreement;

(b)	any breach or nonfulfillment of any covenant or obligation of Giordanella or PPI contained in this Agreement or any certificate or other document furnished by Giordanella or PPI pursuant to this Agreement;

(c)	any liability or other obligation of PPI or any PPI Subsidiary existing on the Closing Date and not disclosed in this Agreement or the Schedules, other than current trade payables incurred in the ordinary course of business consistent with past practice and reflected in the Purchase Price adjustment for Net Working Capital;

(d)	any matter disclosed or required to be disclosed on Schedule 8.23 and any liability in connection with the manufacture and sale, by PPI or any PPI Subsidiary, of ballistic resistant soft body armor containing lightweight ballistic fiber known as Zylon other than as included in the reserve for such matter reflected in the purchase price adjustment for Net Working Capital;

(e)	any liability and other obligation of Giordanella, PPI, or any PPI Subsidiary for Taxes that are due or are with respect to any period or portion thereof ending on or before the Closing Date; and

(f)	any liability or other obligation pursuant to any Environmental Law to the extent relating to or arising from facts or circumstances first existing or occurring before Closing.
     16.2 Indemnification by CPC
          CPC Holdings and CPC shall jointly and severally indemnify, defend and hold harmless Giordanella against and in respect of any and all Claims that Giordanella may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:
(a)	any inaccuracy in or breach of any representation or warranty of CPC Holdings or CPC made in or pursuant to this Agreement or any certificate or other document furnished by CPC Holdings or CPC pursuant to this Agreement; and

(b)	any breach or nonfulfillment of any covenant or obligation of CPC Holdings or CPC contained in this Agreement or any certificate or other document furnished by CPC Holdings or CPC pursuant to this Agreement.
     16.3 Inter-Party Claims
          Any party seeking indemnification pursuant to this Article (the “Indemnified Party”) shall notify the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) of the Indemnified Party’s assertion of such claim for indemnification, describing the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party that evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.
     16.4 Third Party Claims
(a)	Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Article relates (which shall also constitute the notice required by Section 16.3 (Inter-Party Claims)), but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party’s rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party’s ability to defend the claim.

(b)	The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 20 days after the receipt of any such notice, to undertake the defense of such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of such a claim shall constitute a waiver of the Indemnifying Party’s rights under this Section 16.4(b) and in the absence of gross negligence or willful misconduct on the part of the Indemnified Party shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

(c)	Notwithstanding subsection (b), the Indemnifying Party shall not have the right to assume control of such defense and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party:
(i)	unless (A) it enters into an agreement with the Indemnified Party pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Claims relating to such proceeding; and (B) it furnishes the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party’s reasonable judgment, is and will be able to satisfy any such liability; or

(ii)	if (A) the Indemnified Party reasonably believes that an adverse determination of such proceeding could reasonably be expected to be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (B) the Indemnified Party reasonably believes that there exists or arises a conflict of interest that, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding, or (C) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim.
(d)	The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement or compromise of such claim or proceeding or ceasing to defend such claim or proceeding.

(e)	The election by the Indemnifying Party, pursuant to Section 16.4(b), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.
     16.5 Delivery After Closing
          In the event that, following Closing, any CPC Indemnified Party incurs Claims for which it believes it is entitled to indemnification from Giordanella in accordance with this Article 16, then promptly after the CPC Indemnified Party’s submission to Giordanella of a claim for indemnification describing in reasonable detail the nature and, to the extent then reasonably practicable, the extent of the Claim that such party believes are indemnifiable by Giordanella (an “Indemnification Notice”), Giordanella shall promptly transfer to the CPC Indemnified Party such funds as necessary to indemnify the CPC Indemnified Party for the undisputed amount of such indemnifiable Claim.

     16.6 Limitations and Requirements
(a)	In the absence of fraud or knowing misrepresentation or breach of warranty, Giordanella shall have no obligation to indemnify the CPC Indemnitees pursuant to Sections 16.1(a), (c), (d) or (f) (Indemnification by Giordanella) to the extent that such Claims exceed 10% of the Purchase Price; provided, however, that the above limitation shall not be applicable to any Claim based upon or related to a breach of any representation or warranty made in or pursuant to Sections 8.1 (Organization and Qualification), 8.2 (Authority Relative to this Agreement), 8.4 (Capitalization), 8.16 (Title to Assets) and 8.31 (Tax Matters).

(b)	All claims for indemnification pursuant to Section 16.1(a) (Indemnification by Giordanella) and 16.2(a) (Indemnification by CPC) shall be subject to the Survival Period limitations set forth in Section 9.2 (Nature and Survival).

(c)	The indemnification obligations of Giordanella contained herein are not intended to waive or preclude any other claims, rights or remedies that may exist in equity with respect to the matters covered by the indemnifications. To the extent that any claim for indemnification may be made under Section 16.1(a) (Indemnification by Giordanella) or Section 16.2(a) (Indemnification by CPC) and any other provision of this Agreement, then such claim shall be deemed for all purposes to have arisen only under such other provision and not under Section 16.1(a) (Indemnification by Giordanella) or Section 16.2(a) (Indemnification by CPC).
     16.7 Treatment of Indemnification Payments.
          Amounts paid to or on behalf of CPC Holdings or Giordanella as indemnification hereunder shall be treated as adjustments to the Purchase Price.
     16.8 CPC Indemnitees’ Right of Offset
          The CPC Indemnitees shall have the right to offset against the Indemnification Holdback Consideration any Claim for which indemnification is available pursuant to this Article 16; provided, however, that the Indemnification Holdback Consideration shall provide the exclusive source of assets against which the Surviving Indemnitees may exercise such right of offset except with respect to Claims arising pursuant to Sections 8.31 (Tax Matters) and 11.4 (Tax Matters). Without limiting the generality of the foregoing proviso, the CPC Indemnitees shall have no right of offset against CPC Holdings’ obligations to Giordanella under the Employment Agreement except for Claims arising with respect to Sections 8.31 (Tax Matters) and 11.4 (Tax Matters).
     16.9 CPC Indemnification Holdback Consideration
          The Indemnification Holdback Consideration shall serve as a non-exclusive source for indemnification pursuant to this Article 16. Notwithstanding Indemnification Holdback Consideration being held in escrow, Giordanella shall be required to indemnify directly any CPC Indemnitee in respect of any Claim up to $2,250,000 arising before the one- year anniversary of the date of this Agreement. No CPC Indemnitee shall be required to seek indemnity against the Indemnification Holdback Consideration for such Claims.

ARTICLE 17
GENERAL PROVISIONS
     17.1 Notices
          All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):
(a)	if to CPC, CPC Holdings or the Surviving Corporation (after Closing):

c/o Alanx Wear Solutions, Inc. 101 Lake Drive Newark, DE 19702 Attention: John Walsh Telecopy No.: (302) 453-0104
     with a copy to:

Drinker Biddle & Reath LLP 1000 Westlakes Drive, Suite 300 Berwyn, PA 19312-2409 Attention: Walter J. Mostek, Jr. Telecopy No.: (610) 993-8585
(b)	if to PPI (prior to Closing) or Giordanella:

Stephen Giordanella 530 Sawgrass Parkway Sunrise, Florida 33325
     with a copy to:

Berger Singerman 350 East Las Olas Boulevard Suite 1000 Fort Lauderdale, Florida 33301 Attention: Laz L. Schneider Telecopy No.: (954) 523-2872

     17.2 Miscellaneous
          This Agreement: (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Each of the Parties to this Agreement hereby irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement and any transactions contemplated hereby. The Parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties hereto. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of Delaware having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     17.3 Assignment
          Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.
     17.4 Expenses
          All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties incurring such cost or expense, whether or not the transactions contemplated by this Agreement is consummated.
     17.5 Severability
          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     17.6 Counterpart Execution
          This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

     17.7 Disclosure
          No party shall disclose the terms or content of this Agreement except as set forth herein or as required under Applicable Securities Laws.
[signature page follows]

          IN WITNESS WHEREOF CPC, CPC Holdings, Acquisition Corp., PPI and Giordanella have caused this Agreement to be executed as of the date first written above by (in the case of CPC, CPC Holdings, Acquisition Corp. and PPI) their respective officers thereunto duly authorized.

CERAMIC PROTECTION CORPORATION
By:	/s/ John Walsh
	Name:	John Walsh
	Title:	President

CPC HOLDING CORPORATION OF AMERICA
By:	/s/ John Walsh
	Name:	John Walsh
	Title:	President

PP ACQUISITION CORP.
By:	/s/ John Walsh
	Name:	John Walsh
	Title:	President

PROTECTIVE PRODUCTS INTERNATIONAL CORP.
By:	/s/ Stephen Giordanella
	Name:	Stephen Giordanella
	Title:	President

/s/ Stephen Giordanella
Stephen Giordanella

[Signature Page to Agreement and Plan of Merger]